Exhibit 99.1

GI Dynamics, Inc.

GI Dynamics Announces Change to Board of Directors

BOSTON and SYDNEY — 2 June 2017 — GI Dynamics®, Inc. (ASX:GID), a medical device company that has developed an innovative device to improve outcomes for patients diagnosed with type 2 diabetes and obesity, announces today that the board of directors has received the resignation of GI Dynamics non-executive director Mike Carusi of Advanced Technology Ventures (ATV) and Lightstone Ventures (LSV).

“Mike has served on the board of GI Dynamics since 2004, and we thank him for his significant contributions and many years of service,” said Dan Moore, chairman of the board.

“After more than a decade serving as a director, and in light of my other numerous commitments with ATV and LSV, I have decided to step down from the board of GI Dynamics,” said Carusi. “I wish the team future success as the company advances to the next chapter. I remain optimistic about the potential for EndoBarrier® as an important treatment option for patients with type 2 diabetes and obesity.”

About GI Dynamics

GI Dynamics, Inc. (ASX:GID), is the developer of EndoBarrier, the first endoscopically-delivered device therapy approved for the treatment of type 2 diabetes and obesity. EndoBarrier is not approved for sale in the United States and is limited by federal law to investigational use only in the United States. Founded in 2003, GI Dynamics is headquartered in Boston, Massachusetts. For more information, please visit www.gidynamics.com.

Forward-Looking Statements

This announcement contains forward-looking statements concerning the potential for EndoBarrier as an important treatment option for patients with type 2 diabetes and obesity. These forward-looking statements are based on GI Dynamics management’s current estimates and expectations of future events as of the date of this announcement. Furthermore, the estimates are subject to several risks and uncertainties that could cause actual results to differ materially and adversely from those indicated in or implied by such forward-looking statements. These risks and uncertainties include but are not limited to, risks associated with obtaining funding from third parties; the consequences of stopping the ENDO trial and the possibility that future clinical trials will not be successful or confirm earlier results; the timing and costs of clinical trials; the timing of regulatory submissions; the timing, receipt and maintenance of regulatory approvals; the timing and amount of other expenses; the timing and extent of third-party reimbursement; risks associated with commercial product sales, including product performance, competition, market acceptance of products, intellectual-property risk; risks related to excess inventory; and risks related to assumptions regarding the size of the available market, the benefits of our products, product pricing, timing of product launches, future financial results and other factors, including those described in our filings with the U.S. Securities and Exchange Commission. Given these uncertainties, one should not place undue reliance on these forward-looking statements. We do not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events or otherwise, unless we are required to do so by law.